Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer
	Telephone:	(503) 220-0988

BBSI
ANNOUNCES ACQUISITION OF PRO HR, LLC

        PORTLAND, OREGON, December 20, 2005 — Barrett Business Services, Inc. (Nasdaq: BBSI) today announced that it has reached an agreement in principle to acquire certain assets of Pro HR, LLC headquartered in Boise, Idaho effective January 1, 2006. Consideration for the transaction, valued at $5.5 million all cash, includes $4.0 million due upon closing and $1.5 million contingent upon 2006 financial performance. Any shortfall from the 2006 targeted financial performance will result in a pro rata reduction to the purchase price up to $1.5 million. Closing of the acquisition is conditioned upon execution of a definitive asset purchase agreement.

        Pro HR, LLC, a privately-held professional employer organization (PEO) company, operates three offices in Boise and Rexburg, Idaho and Grand Junction, Colorado. Pro HR has estimated its 2006 gross (non-GAAP) PEO revenues will total $110 million, which equates to approximately $14 million in net (GAAP) revenues. BBSI anticipates that this acquisition will increase BBSI’s 2006 earnings by approximately 7 to 9 cents per diluted share.

        On December 20, 2005 at 9:00 a.m. Pacific Time, William W. Sherertz, President and Chief Executive Officer, and Michael D. Mulholland, Vice President-Finance, of BBSI will host a telephone conference call to discuss this acquisition. To participate in the call, dial (877) 356-3717. The call identification number is #3727914. The conference will also be webcast live at www.barrettbusiness.com. To access the webcast, click on the investor relations section of the Web site and select webcasts.

        A replay of the call will be available beginning December 20, 2005 at 11:00 a.m. PT and ending December 27, 2005. To listen to the recording, dial (800) 642-1687 and enter conference identification code #3727914.

        BBSI provides a comprehensive range of human resource management solutions to large and small companies throughout many regions of the United States.

        Statements in this release about future events or performance, including revenue and earnings expectations for 2006, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company’s service areas, the effect of changes in the Company’s mix of services on gross margin, the Company’s ability to successfully integrate acquired businesses with its existing operations, future workers’ compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of our primary markets, collectibility of accounts receivable, and the use of net proceeds of approximately $33.1 million and other effects of the Company’s recent follow-on equity offering, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2004 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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